Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	January 24, 2011

UGI Appoints Robert C. Flexon Chief Financial Officer

VALLEY FORGE, Pa., January 24 — UGI Corporation (NYSE: UGI) today named Robert C. Flexon Chief Financial Officer, effective February 14, 2011. Flexon will succeed Peter Kelly, who, as previously reported, will be retiring in February.

Flexon, 52, was most recently Chief Executive Officer of Foster Wheeler AG, a global engineering and construction contractor and power equipment supplier. Flexon had also served as a member of the Foster Wheeler AG board of directors. Prior to joining Foster Wheeler, Flexon served as Executive Vice President and Chief Financial Officer and also Chief Operating Officer of NRG Energy, Inc., a wholesale power generating company. Prior to joining NRG, Flexon held various finance and accounting positions at Hercules, Inc., Atlantic Richfield Co. and Coopers & Lybrand.

Flexon will report to Lon R. Greenberg, Chairman and Chief Executive Officer. “We are very pleased to welcome Bob to UGI as a key member of our management team,” said Greenberg. Bob has an extensive background in finance and operations along with valuable international business experience. We look forward to Bob’s contributions in the future.”

Flexon holds a Bachelor of Science degree in Accounting from Villanova University and is a Certified Public Accountant.

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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